10f-3 Exhibit
Compliance Detail

Issuer Name + CUSIP
Goldman Sachs Floating Rate Notes due 2021-38143U8F
Trade Date
February 22, 2016
List of Underwriters
Sole Manager:
Goldman, Sachs & Co

Co-Managers:
ABN AMRO
BB&T Capital Markets
BBVA Securities
BNY Mellon Capital Markets, LLC
Capital One Securities
Fifth Third Securities
ING
KeyBanc Capital Markets
LloydsSecurities
Mizuho Securities
Natixis Securities America LLC
RBC Capital Markets
RBS
Regions Securities LLC
Santander
Scotiabank
SMBC Nikko
SunTrust Robinson Humphrey
TD Securities
US Bancorp
UniCredit Capital Markets
Great Pacific Securities
Drexel Hamilton
Multi-Bank Securities, Inc.
Mischler Financial Group, Inc.

Was the security:  33 Act Registration, Eligible
Municipal Security, Eligible Government
Offering, Foreign Offering, or Eligible 144A
Offering
Yes - Eligible 144A Offering
Was security offered under a firm commitment underwriting (Must be 'YES')
Yes
Is an affiliated b/d a Sr. Manager or Co-
Manager?
Yes
If yes, did the affiliate benefit directly or indirectly (Must be NO)
No
Name of Affiliate:
Natixis Securities America LLC
Underwriter (s) or Dealer(s) from Whom
Purchased (Non-affiliates):
Goldman Sachs

Sector or Industry:
Sector: Financials, Industry: Capital Markets
Date of First Offering:
02-22-2016
Ratings:
S&P: BBB+, Fitch: A, Moodys: A3
Maturity Date:
February 25, 2021
Coupon:
2.875%
Unit Price:
99.834% of the principal amount
Gross Underwriting Spread
$4,375,000
Gross Spread as a % of Price:
..350%
Yield:
2.829
Yield to Maturity
2.515 as of 03/31/16
Principal Amount of Offering:
$1,250,000,000
Subordination Features:
None
Years of Continued Operation:
25+


The adviser attests that the commission, spread or
profit with respect to the transaction described is
reasonable and fair compared to the commissions,
spread or profit received by others in connection
with the underwritings of similar securities during
a comparable period of time.The adviser attests that
the Total Percentage Purchased by adviser including
all funds and private advisory accounts over which
adviser has investment discretion did not exceed 25%.
[If an eligible 144A offering,  must be less than 25%
of the 144A offering plus any concurrent
public offering]    PLEASE INDICATE PERCENTAGE



0.08%

LIST EACH PARTICIPATING FUND
Percent of Offering
Purchased by Fund
Dollar Value of Offering
Purchased by Fund
Oakmark Equity & Income
Fund
0.08%
$1,000,000.00
Total Purchased for Oakmark Funds
which Harris Associates L.P. manages
0.08%
$1,000,000.00
Total Percent Purchased by all Funds and
private advisory accounts over which
Harris Associates L.P. has investment
discretion.
0.08%
$1,000,000.00